Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE GROWTH CONTINUES ON INCREASED EARNINGS

Albuquerque, NM—July 24, 2006—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced second quarter 2006 earnings of $6.0 million, an increase of 21%, which equates to $0.33 per diluted share compared to $4.9 million or $0.32 per diluted share for the second quarter of 2005. For the six months ended June 30, 2006, net income was $10.3 million, an increase in earnings of 12% or $0.58 per diluted share compared to $9.2 million or $0.59 per diluted share for the six months ended June 30, 2005.

First State completed the acquisitions and mergers of Access Anytime Bancorp, Inc. (Access) (Nasdaq Smallcap: AABC), and New Mexico Financial Corporation (NMFC) on January 3, 2006 and January 10, 2006, respectively. In the Access transaction, First State issued 1,416,940 shares of First State common stock. In the NMFC transaction, First State issued 717,812 shares of common stock and paid $2.7 million in cash consideration. Both transactions were accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Access and NMFC were recorded at fair value on their respective acquisition dates. First State acquired approximately $229 million in loans, approximately $410 million in deposits, and recognized goodwill of approximately $24 million for the two acquisitions combined. The Access and NMFC account balances acquired and the results of operations of each entity subsequent to their respective acquisition dates are included in the results of First State.

At June 30, 2006, total assets increased $599 million, net loans increased $405 million, investment securities increased $123 million, and deposits increased $613 million over June 30, 2005. First State’s total assets increased 30% from $2.008 billion at June 30, 2005 to $2.606 billion at June 30, 2006. Net loans increased 27% from $1.492 billion at June 30, 2005 to $1.897 billion at June 30, 2006. Investment securities increased 41% from $298 million at June 30, 2005 to $422 million at June 30, 2006. Total deposits grew 42% from $1.466 billion at June 30, 2005 to $2.079 billion at June 30, 2006. Non-interest bearing deposits grew to $451 million at June 30, 2006 from $349 million at June 30, 2005, while interest bearing deposits grew to $1.628 billion at June 30, 2006 from $1.116 billion at June 30, 2005. Excluding the loans and deposits acquired in January, total loans increased by $176 million or 12% and deposits by $203 million or 14% from June 30, 2005 to June 30, 2006.

“We are pleased to report improved earnings for the second quarter as we continue to absorb our recent acquisitions,” commented Michael R. Stanford, President and Chief Executive Officer. “Our loan growth continues to be very strong and we continue to benefit from an expanding net interest margin,” continued Stanford.

Net interest income was $28.9 million for the second quarter of 2006 compared to $20.5 million for the second quarter of 2005. For the six months ended June 30, 2006 and 2005, net interest income was $56.1 million and $39.9 million, respectively. First State’s net interest margin was 5.00% and 4.60% for the second quarter of 2006 and 2005, respectively. The net interest margin was 4.93% and 4.61% for the six months ended June 30, 2006 and 2005, respectively. The increase in net interest margin is due to the impact of the two acquisitions, the rate increases made by the Federal Reserve Bank over the last two years, and First State’s asset sensitive position. The amortization of the purchase accounting adjustments for the two recent acquisitions contributed nine basis points to the net interest margin in the second quarter.

FSNM - Second Quarter Results

July 24, 2006

Page Two

First State’s provision for loan losses was $1.4 million for the second quarter of 2006 compared to $1.7 million for the same quarter of 2005. First State’s allowance for loan losses was 1.14% of total loans held for investment at June 30, 2006 compared to 1.15% at June 30, 2005. The provision for loan losses for the six months ended June 30, 2006 was $4.1 million compared to $2.8 million for the six months ended June 30, 2005. The ratio of allowance for loan losses to non-performing loans was 200% at June 30, 2006 compared to 337% at June 30, 2005. Non-performing assets equaled 0.48% of total assets at June 30, 2006 compared to 0.30% at June 30, 2005.

“While asset quality remains fairly good, we have seen a slight increase in non-performing assets and potential problem loans,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “The additional non-performing assets and potential problem loans are fairly isolated situations and don’t represent trends that would cause us concern. Our provision for loan losses in the quarter declined from the previous quarter due to a reduced level of loan charge offs,” continued Dee.

Non-interest income for the second quarter of 2006 was $4.9 million compared to $4.2 million for the second quarter of 2005, an increase of 17%. Non-interest income for the six months ended June 30, 2006 was $9.2 million compared to $7.4 million for the six months ended June 30, 2005. The acquisitions of Access and NMFC contributed approximately $451,000 and $903,000 toward the overall increase in non-interest income for the second quarter of 2006 and for the six months ended 2006, respectively. The gain on sales of mortgage loans increased $37,000 compared to the second quarter of 2005 and $329,000 compared to the first six months of 2005. Mortgage loans sold during the second quarter and for the six months ended June 30, 2006 were $93.0 million and $178.8 million, respectively. Service charges on deposit accounts increased $297,000 over the second quarter of 2005 and $981,000 over the first six months of 2005. Credit and debit card transaction fees increased approximately $160,000 from the second quarter of 2005, and approximately $302,000 from the first six months of 2005. Non-interest income for the six months ended June 30, 2006 includes the loss on sale of securities of $140,000 resulting from the sale in the first quarter of approximately $100 million of investments acquired in the Access merger compared to a loss of $87,000 in the second quarter of 2005 due to investment repositioning.

Non-interest expenses were $22.9 million and $15.3 million for the quarters ended June 30, 2006 and 2005, respectively and represent an increase of $7.6 million or 50%. The acquisitions of Access and NMFC contributed approximately $3.2 million or 21% toward the overall increase in non-interest expenses during the second quarter of 2006. In addition, the second quarter of 2006 included approximately $260,000 of expenses related to the acquisitions for the conversion and implementation of information systems. Salaries and employee benefits increased $3.2 million of which $1.1 million was due to the additional employees of Access and NMFC. Occupancy expense increased $706,000, data processing expenses increased $516,000, equipment increased $329,000, legal, accounting, and consulting increased $484,000, marketing increased $374,000, and telephone expense increased $264,000 over the second quarter of 2005. Other non-interest expenses increased $1.3 million from the second quarter of 2005. The increase in other non-interest expenses includes two items related to Access: a $162,000 loss on the cancellation of a contract with a customer check vendor in order to consolidate the business with First State’s existing supplier and a $90,000 charge on the cancellation of a receivable factoring contract used to facilitate certain commercial loans. In addition, a $60,000 loss was recognized on the sublease of excess office space in Utah at a rate lower than our contractual obligation.

Non-interest expenses for the six months ended June 30, 2006 were $45.0 million compared to $30.1 million for the six months ended June 30, 2005 and represent an increase of $14.9 million or 50%. The acquisitions of Access and NMFC contributed approximately $6.1 million toward the overall increase in non-interest expenses for the six months ended 2006. In addition, the six months ended 2006 included a total of approximately $1,085,000 of expenses related to the acquisitions, primarily for the conversion and implementation of information systems. Salaries and employee benefits increased $6.2 million, of which $2.7 million relates to Access and NMFC, occupancy increased $1.4 million, data processing increased $953,000, and legal, accounting, and consulting increased $1.3 million over the first six months of 2005. Equipment expenses increased by $664,000, marketing expense increased $840,000, telephone expense increased $358,000, and other non-interest expenses increased $2.2 million from the first six months of 2005.

FSNM - Second Quarter Results

July 24, 2006

Page Three

In conjunction with its second quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, July 24, 2006 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning July 24, 2006 through August 2, 2006 at www.fcbnm.com, Investor Relations.

On Friday, July 21, 2006, First State’s Board of Directors declared a quarterly dividend of $0.08 per share. The dividend will be payable September 6, 2006 to shareholders of record on August 9, 2006.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 49 branches located in New Mexico, Colorado, Utah, and Arizona. On Friday, July 21, 2006, First State’s stock closed at $22.50 per share.

SELECTED FINANCIAL INFORMATION

(Dollars in thousands except share and per share amounts)

(unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
INCOME STATEMENT HIGHLIGHTS
Interest income	$44,671	$29,482	$86,083	$56,236
Interest expense	15,821	8,937	29,983	16,350

Net interest income	28,850	20,545	56,100	39,886
Provision for loan losses	(1,380)	(1,725)	(4,109)	(2,800)

Net interest income after provision for loan losses	27,470	18,820	51,991	37,086
Non-interest income	4,874	4,160	9,214	7,404
Non-interest expense	22,933	15,300	45,022	30,076

Income before income taxes	9,411	7,680	16,183	14,414
Income tax expense	3,423	2,750	5,873	5,178

Net income	$5,988	$4,930	$10,310	$9,236

Basic earnings per share	$0.34	$0.32	$0.59	$0.60
Diluted earnings per share	$0.33	$0.32	$0.58	$0.59
Weighted average basic shares outstanding	17,612,630	15,386,087	17,533,677	15,378,413
Weighted average diluted shares outstanding	17,910,041	15,606,089	17,851,631	15,594,610

	June 30, 2006	December 31, 2005	June 30, 2005
BALANCE SHEET HIGHLIGHTS:
Total assets	$2,606,176	$2,157,571	$2,007,642
Loans receivable, net	1,897,009	1,508,514	1,491,702
Investment securities	421,818	454,312	298,330
Deposits	2,078,998	1,510,007	1,465,653
Borrowings	170,845	247,764	334,806
Stockholders’ equity	$216,944	$160,179	$151,001
Book value per share	$12.34	$10.41	$9.83
Tangible book value per share	$7.97	$7.56	$6.98

FSNM - Second Quarter Results

July 24, 2006

Page Four

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
FINANCIAL RATIOS:
Return on average assets	0.94%	1.01%	0.82%	0.98%
Return on average equity	11.05%	13.19%	9.68%	12.55%
Efficiency ratio	68.00%	61.93%	68.93%	63.60%
Operating expenses to average assets	3.60%	3.15%	3.58%	3.18%
Net interest margin	5.00%	4.60%	4.93%	4.61%
Average equity to average assets	8.50%	7.69%	8.46%	7.79%
Leverage ratio	7.93%	8.21%	7.93%	8.21%
Total risk based capital ratio	10.42%	10.58%	10.42%	10.58%

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
NON-INTEREST INCOME:
Service charges on deposit accounts	$1,846	$1,549	$3,618	$2,637
Other banking service fees	242	206	469	387
Credit and debit card transaction fees	700	540	1,327	1,025
Gain on sale or call of investment securities	—	(87)	(140)	(87)
Gain on sales of mortgage loans	1,216	1,179	2,432	2,103
Check imprint income	135	134	267	284
Other	735	639	1,241	1,055

	$4,874	$4,160	$9,214	$7,404

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,039	$7,827	$21,641	$15,431
Occupancy	2,669	1,963	5,348	3,927
Data processing	1,318	802	2,571	1,618
Credit and debit card interchange	13	—	35	—
Equipment	1,470	1,141	2,853	2,189
Legal, accounting, and consulting	871	387	2,088	808
Marketing	983	609	2,014	1,174
Telephone	556	292	939	581
Supplies	322	200	662	418
Delivery	255	224	511	440
Other real estate owned	53	104	116	134
FDIC insurance premiums	60	49	111	98
Check imprint expense	185	154	358	318
Amortization of intangibles	325	27	650	54
Other	2,814	1,521	5,125	2,886

	$22,933	$15,300	$45,022	$30,076

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
AVERAGE BALANCES:
Total assets	$2,557,186	$1,949,191	$2,538,474	$1,904,374
Earning assets	2,312,226	1,790,261	2,295,607	1,745,888
Loans	1,876,182	1,477,719	1,832,870	1,434,991
Investment securities	415,457	304,092	442,395	302,821
Total deposits	2,045,128	1,441,088	1,990,684	1,422,096
Non-interest-bearing deposits	441,484	337,596	436,765	324,602
Interest-bearing liabilities	1,888,781	1,454,314	1,877,235	1,424,033
Equity	217,437	149,969	214,672	148,385

FSNM - Second Quarter Results

July 24, 2006

Page Five

	June 30, 2006		December 31, 2005		June 30, 2005
LOANS:
Commercial	$253,942	13.3%	$201,816	13.2%	$193,049	12.8%
Real estate - commercial	765,085	39.9%	653,566	42.8%	647,482	42.9%
Real estate - one- to four-family	234,120	12.2%	170,158	11.2%	197,926	13.1%
Real estate - construction	583,073	30.3%	453,567	29.8%	414,831	27.5%
Consumer and other	59,499	3.1%	27,888	1.8%	28,236	1.9%
Mortgage loans available for sale	22,968	1.2%	18,932	1.2%	27,287	1.8%

Total	$1,918,687	100.0%	$1,525,927	100.0%	$1,508,811	100.0%

	June 30, 2006		December 31, 2005		June 30, 2005
DEPOSITS:
Non-interest bearing	$451,353	21.7%	$385,972	25.6%	$349,353	23.8%
Interest-bearing demand	332,385	16.0%	276,947	18.3%	268,156	18.3%
Money market savings accounts	250,738	12.1%	190,930	12.6%	203,679	13.9%
Regular savings	110,233	5.3%	74,831	5.0%	73,247	5.0%
Certificates of deposit less than $100,000	398,849	19.2%	240,626	15.9%	214,322	14.6%
Certificates of deposit greater than $100,000	535,440	25.7%	340,701	22.6%	356,896	24.4%

Total	$2,078,998	100.0%	$1,510,007	100.0%	$1,465,653	100.0%

	Six Months Ended June 30, 2006	Year Ended December 31, 2005	Six Months Ended June 30, 2005
ALLOWANCE FOR LOAN LOSSES:
Balance beginning of period	$17,413	$15,331	$15,331
Provision for loan losses	4,109	3,920	2,800
Net charge offs	(1,972)	(1,838)	(1,022)
Allowance related to acquired loans	2,128	—	—

Balance end of period	$21,678	$17,413	$17,109

Allowance for loan losses to total loans held for investment	1.14%	1.16%	1.15%
Allowance for loan losses to non-performing loans	200%	259%	337%

	June 30, 2006	December 31, 2005	June 30, 2005
NON-PERFORMING ASSETS:
Accruing loans – 90 days past due	$16	$21	$—
Non-accrual loans	10,844	6,698	5,077

Total non-performing loans	$10,860	$6,719	$5,077
Other real estate owned	1,664	778	894

Total non-performing assets	$12,524	$7,497	$5,971

Potential problem loans	$31,064	$17,684	$28,088
Total non-performing assets to total assets	0.48%	0.35%	0.30%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, successful conversions of Access and NMFC, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.